CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated April 24, 2013 relating to the financial statements and financial highlights which appear in the February 28, 2013 Annual Reports to Shareholders of JPMorgan Arizona Municipal Bond Fund, JPMorgan Michigan Municipal Bond Fund, JPMorgan Ohio Municipal Bond Fund and JPMorgan Intermediate Tax Free Bond Fund (collectively the “Funds”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights for the Acquiring Fund” and “Appendix B: Form of Agreement and Plan of Reorganization: Representations and Warranties” in such Registration Statement.

March 14, 2014